UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): July 1, 2008

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-22853
(Commission file number)

76-0526032
(I.R.S. Employer Identification No.)

10111 Richmond Avenue, Suite 340, Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 963-9522
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

Purchase Agreement

On July 1, 2008, under the terms of a Membership Interest and Stock Purchase Agreement (the “Purchase Agreement”) dated May 28, 2008, among us, Rigdon Marine Holdings, L.L.C. ("Rigdon Holdings"), Rigdon Marine Corporation ("Rigdon"; Rigdon Holdings and Rigdon together, the “Rigdon Companies”), 100% of the members of Rigdon Holdings and all the shareholders of Rigdon other than Rigdon Holdings (collectively, the “Rigdon Sellers”), our wholly-owned subsidiary, GulfMark Management, Inc. ("GLF Management"), acquired the Rigdon Companies’ equity interests consisting of:

•	100% of the membership interests of Rigdon Holdings, and

•	all shares of Common Stock of Rigdon not owned by Rigdon Holdings.

The Rigdon Companies own and operate offshore support vessels to provide transportation of materials and supplies to and from offshore platforms and drilling rigs.

As consideration for the Rigdon Companies’ equity interests:

•
we paid $271 million (plus or minus certain adjustments) to the Rigdon Sellers, consisting of $150 million in cash and 2,085,700 shares of our common stock (valued at approximately $121 million at closing), plus

•	we assumed $269 million in debt of the Rigdon Companies.

The Purchase Agreement provides for a post-closing adjustment to the purchase price based on changes in working capital from April 30, 2008 to the date of Closing.

The Purchase Agreement contains customary post-closing covenants and indemnification rights and obligations.

The press releases we issued regarding execution of the Purchase Agreement and the closing of the transactions under the Purchase Agreement, filed on Forms 8-K dated May 29, 2008, and July 2, 2008, respectively, are incorporated herein by reference.

Agreements Relating to Payment or Assumption of Rigdon Debt

The Rigdon debt consists of:

•
a Senior Secured Credit Facility Agreement (“Senior Facility”) that provides up to $224 million to fund 70% financing of the constructed cost of the 20 platform supply vessels built or under construction under two separate tranches and  a third tranche to fund 100% of the construction of eight crew/fast supply vessels; and

•	a Subordinated Secured Credit Facility Agreement (“Subordinated Facility”) that provides up to $85 million to fund the balance of the construction cost of the vessels.

Construction Loans.  The Rigdon Holdings debt consisted of two Construction Loan Agreements (“CLA”) which separately provided for up to $180 million in interim construction financing until delivery and acceptance of the vessels. After closing, Rigdon acquired the construction in progress (“CIP”) and the construction contracts from Rigdon Holdings for the CIP balance at June 30, 2008 of $33 million and Rigdon Holdings retired the outstanding CLA debt in that same amount.  No debt is now outstanding under the construction loans, and we are in the process of liquidating Rigdon Holdings.

Senior Facility.  Rigdon’s $224 million Senior Facility is with a syndicate of banks led by DVB Bank NV, as Agent.  The Senior Facility was amended on July 1, 2008 to retain the facility after our acquisition of Rigdon.  On July 1, 2008, approximately $155 million was outstanding under the Senior Facility.  The amendment shortened the maturity date to June 30, 2010 and paid the Lenders customary fees to effect the amendment.

The Senior Facility bears interest at the rate of Libor plus 125 basis points and is due at the rate of 0.833% per month of the outstanding principal on each vessel beginning one month after delivery of the vessel with a final payment due on maturity. Rigdon has interest rate swap agreements for a portion of the Senior Facility indebtedness that has the effect of fixing the interest rate at 4.728% on approximately $106 million of the Senior Facility.  The interest rate swaps will be accounted for as fair value hedges.

The Senior Facility is subject to financial covenants consistent with those of our Secured Reducing Revolving Credit Loan Facility, contains customary other covenants and events of default, and is secured by a Preferred Fleet Mortgage on each vessel financed under the Senior Facility.  Twenty vessels currently secure the Senior Facility. Customary fees were paid to the lenders to amend the Senior Facility and additional fees will be due to the lenders if the Senior Facility is not refinanced prior to December 31, 2009.

Subordinated Facility.  The Subordinated Facility of $85 million was assigned from the existing subordinated lender to DVB Bank NV, as Agent for the subordinated lenders.  The Subordinated Facility was amended and restated to allow the senior lenders to assume approximately $81 million of Rigdon’s subordinated debt and become the lenders under the Subordinated Facility although, at closing, only DVB Bank NV became a lender under the Subordinated Facility.

The Subordinated Facility is subordinated to the Senior Facility and will provide up to approximately $4 million in remaining construction expenditures on the last Rigdon platform supply vessel to be delivered in the third quarter of 2008.

The Subordinated Facility bears interest at the rate of Libor plus 200 basis points and matures on June 30, 2010. There are no scheduled principal repayments before the maturity date and no principal payments may be made until the Senior Facility is repaid in full.

The Subordinated Facility is also subject to the same financial covenants as the Senior Facility and contains customary other covenants and events of default.  The facility is secured by a Subordinated Second Fleet Mortgage on 19 vessels and a subordination agreement which grants the Senior Facility lenders certain preferences over the Subordinated Facility lenders for payments of principal and interest and in exercising remedies over the security interests held by them.  Customary fees were paid to the lenders to assume and amend the Subordinated Facility and additional fees will be due to the lenders if the Subordinated Facility is not refinanced prior to December 31, 2009.

Guaranty.  We have guaranteed the indebtedness of Rigdon under both the Senior Facility and the Subordinated Facility.  In the guaranty, we have agreed to financial covenants that are consistent with those in our existing Secured Reducing Revolving Credit Loan Facility.

Registration Rights Agreement

The Rigdon Sellers hold approximately 9% of our outstanding Common Stock and we have granted registration rights to them for these shares.  These rights include the following:

•	By September 15, 2008, we are obligated to file a Form S-3 shelf registration statement registering for resale the shares of our Common Stock held by them;

•	The Rigdon Sellers have piggyback registration rights for any registration statement that we might file (other than those relating to certain employee benefits or merger transactions); and

•	The Rigdon Sellers cannot sell shares of our Common Stock until September 15, 2008 and, in the case of Larry T. Rigdon and his affiliates, until December 29, 2008.

Other Agreements We Executed in Connection with the Purchase Agreement

•	An Escrow Agreement under which $15 million of the cash purchase price is being held:

•	To pay us any amount by which the purchase price is decreased due to the closing working capital adjustment, or

•	To satisfy any indemnification claims we successfully assert against the Rigdon Sellers for breach of representations, warranties or covenants or for pre-closing liabilities.

•	If the escrow funds are not claimed by us, the escrow funds are released to the Rigdon Sellers as follows:

•	$5 million on the six month anniversary of the closing;

•	$7.5 million after delivery of the last Rigdon vessel current under construction; and

•	the remainder on the earlier to occur of the release of our audited 2009 year end results or April 30, 2010.

•
A Non-Competition Agreement with Larry T. Rigdon prohibiting him from competing for two years with the existing Rigdon business in the Gulf of Mexico.  This agreement also contains provisions restricting Mr. Rigdon from soliciting employees of ours and the Rigdon Companies and from making or publishing any disparaging statements about us.

The foregoing description of the documents described above does not purport to be a complete statement of the parties’ rights under those agreements and is qualified in its entirety by reference to the full text of these documents, which will be filed as exhibits to our Quarterly Report on Form 10-Q, to be filed by us with the Securities and Exchange Commission.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets

On July 1, 2008, we completed the acquisition of the membership interests in Rigdon Holdings and the shares of common stock in Rigdon not owned by Rigdon Holdings.  Rigdon operates a fleet of 22 technologically advanced offshore supply vessels primarily in the domestic Gulf of Mexico, with six additional vessels under construction.

The total consideration for the acquisition was $271 million in cash and shares of our Common Stock and the assumption of $269 million in Rigdon's debt.  See Item 1.01 above.

ITEM 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As a result of our transaction with the Rigdon Sellers, we assumed $269 million in Rigdon indebtedness.  See Item 1.01 above.

ITEM 3.02.	Unregistered Sales of Equity Securities

On July 1, 2008, we issued 2,085,700 shares of our Common Stock, $.01 par value.  The shares of Common Stock were issued at a value of $58.18 per share for a total value of approximately $121 million as a portion of the consideration for the acquisition of the Rigdon Companies’ equity interests. See Item 1.01 above.

These sales of shares of Common Stock were exempt from registration under the Securities Act of 1933 by reason of Section 4(2) thereof.  The sales were made to only to a limited number of individuals or entities that represented to us that they were Accredited Investors.  We have not engaged in general solicitation or advertising and have not offered securities to the public in connection with the sale of the shares.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Larry T. Rigdon has been appointed to our Board of Directors effective on July 1, 2008.  See our Form 8-K filed July 2, 2008 for further information and is incorporated by reference into this item.

See Item 1.01 for a description of the Non-Competition Agreement entered into by Mr. Rigdon, which is incorporated by reference into this item.

ITEM 9.01.	Financial Statements and Exhibits

  (a)           Financial statements of businesses acquired.

The financial statements of Rigdon Holdings and Rigdon that are required to be filed will be filed by amendment not later than 71 calendar days after the date this report was required to be filed.

  (b)           Pro forma financial information.

Pro forma financial information that is required to be filed will be filed by amendment not later than 71 days after the date this report was required to be filed.

  (d)           Exhibits.

The following exhibit is furnished with this Form 8-K:

4.5           Registration Rights Agreement dated July 1, 2008, among GulfMark Offshore, Inc. and the members of Rigdon Marine Holdings, L.L.C. and the shareholders of Rigdon Marine Corporation that are signatories thereto.

The remaining exhibits, which are material contracts or plans of acquisition, reorganization, arrangement, liquidation or succession, will be filed as exhibits to our Form 10-Q in accordance with Item 601(a)(4) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2008		GulfMark Offshore, Inc.
(Registrant)
	By:	/s/ Edward A. Guthrie
	Name:	Edward A. Guthrie
	Title:	Executive Vice President and Chief Financial Officer